Exhibit 99.2

Cesca Therapeutics Announces Pricing of Public Offering of Common Stock and Warrants

RANCHO CORDOVA, Calif., June 13, 2014 -- Cesca Therapeutics Inc. (NASDAQ: KOOL), an autologous cell-based regenerative medicine company, announced today the pricing of an underwritten public offering of 7,530,000 Units, consisting of an aggregate of 7,530,000 shares of the Company’s common stock and warrants to purchase 2,259,000 shares of the Company’s common stock, at a price of $1.50 per Unit. Each warrant entitles the holder to purchase 0.30 of a share of common stock. The warrants will be exercisable immediately upon issuance at an exercise price of $1.55 per share and will expire five years from the date of issuance. The shares of common stock and warrants comprising the Units are immediately separable. All of the Units in the offering are being sold by Cesca. The gross proceeds to Cesca from this offering are expected to be approximately $11.3 million, excluding any future proceeds from the potential exercise of the warrants and before deducting underwriting discounts and commissions and other estimated offering expenses payable by Cesca. The offering is expected to close on or about June 18, 2014, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as sole book-running manager and H.C. Wainwright & Co., LLC is acting as a co-manager for the offering.

The Units will be issued by Cesca pursuant to a shelf registration statement that was previously filed with, and declared effective by, the Securities and Exchange Commission (SEC). A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC's website located at www.sec.gov. A final prospectus supplement related to the offering will be filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement, copies of which may be obtained, when available, from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174 or via telephone at (800) 724-0761.

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. (www.cescatherapeutics.com) is engaged in the research, development, and commercialization of autologous cell-based therapeutics for use in regenerative medicine.  We are a leader in developing and manufacturing automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapy products.  These include:

•	SurgWerks™ Platform, proprietary stem cell therapy point-of-care kit systems for treating vascular and orthopedic indications that integrate the following indication specific systems:
•	Cell harvesting
•	Cell processing and selection
•	Cell diagnostics
•	Cell delivery
•	CellWerksTM Platform, a proprietary stem cell laboratory kit for processing target cells used in the treatments of oncological and hematological disorders.
•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood.

•
The MarrowXpress Platform (MXP), a derivative product of the AXP and its accompanying disposable bag set, isolates and concentrates stem cells from bone marrow. Self-powered and microprocessor-controlled, the MXP contains flow control optical sensors that volume-reduces blood from bone marrow to a user defined volume in 30 minutes, while retaining over 90% of the MNCs.

•	The Res-Q™ 60 (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).
•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

Forward Looking Statement

This press release contains forward-looking statements. Such forward-looking statements include but are not limited to that Cesca Therapeutics Inc. will be able to close it proposed offering of Units. These statements and Cesca Therapeutics’ business involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics’ forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Contact:
Cesca Therapeutics Inc.
Website: http://www.cescatherapeutics.com
Contact: Investor Relations
+1-916-858-5107, or
ir@cescatherapeutics.com